EXHIBIT 99.1

Precision Therapeutics Gains Extension for Nasdaq Compliance

MINNEAPOLIS, May 17, 2019 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (Nasdaq: AIPT) (“Precision” or “the Company”), a company focused on applying artificial intelligence to personalized medicine and drug discovery, announced today that Nasdaq has determined that the Company is eligible for a 180-day grace period, or until November 11, 2019, to regain compliance with its Bid Price Rule.

Nasdaq’s determination was based on the Company having met the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the Bid Price Rule, and on the Company’s written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

On November 16, 2018, the Company received an initial letter from The Nasdaq Stock Market (“Nasdaq”) stating that the bid price of the Company’s common stock for the previous 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5550(a)(2) (the “Bid Price Rule”). The letter stated that the Company had 180 days, or until May 15, 2019, to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days.

If the Company does not regain compliance with the Bid Price Rule by November 11, 2019, Nasdaq will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s delisting determination to a NASDAQ Hearings Panel, or the Panel. The Company’s common stock would remain listed pending the Panel’s decision. There can be no assurance that if the Company does appeal such a delisting determination by Nasdaq to the Panel, that such appeal would be successful.

This current notification from Nasdaq has no immediate effect on the listing or trading of the company's common stock, which will continue to trade on the Nasdaq Capital Market under the symbol "AIPT."

About Precision Therapeutics Inc.
Precision Therapeutics (Nasdaq: AIPT) operates through its three wholly owned subsidiaries, Helomics, TumorGenesis and Skyline Medical. Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. Helomics’ CLIA-certified lab provides clinical testing that assists oncologists in individualizing patient treatment decisions, by providing an evidence-based roadmap for therapy. In addition to its proprietary precision oncology platform, Helomics offers boutique CRO services that leverage its TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and an AI-powered proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to its clients’ specific needs. Precision’s TumorGenesis subsidiary is developing a new rapid approach to growing tumors in the laboratory, which essentially “fools” cancer cells into thinking they are still growing inside a patient. Its proprietary Oncology Discovery Technology Platform kits will assist researchers and clinicians to identify which cancer cells bind to specific biomarkers. Once the biomarkers are identified they can be used in TumorGenesis’ Oncology Capture Technology Platforms which isolate and help categorize an individual patient’s heterogeneous tumor samples to enable the development of patient specific treatment options. Helomics and TumorGenesis are focused on ovarian cancer. Precision’s Skyline Medical subsidiary markets its patented and FDA cleared STREAMWAY System which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. The company has achieved sales in five of the seven continents through both direct sales and distributor partners. For more information, please visit www.precisiontherapeutics.com.

Forward-looking Statements
Certain of the matters discussed in the press release contain forward-looking statements that involve material risks to and uncertainties in the Company’s business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include (i) risks related to the recent merger with Helomics, including the fact that the combined company will not be able to continue operating without additional financing; possible failure to realize anticipated benefits of the merger; costs associated with the merger may be higher than expected; the merger may result in disruption of the Company’s and Helomics’ existing businesses, distraction of management and diversion of resources; and the market price of the Company’s common stock may decline as a result of the merger; (ii) risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns; and (iii) other risks and uncertainties relating to the Company that include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; sales cycles that can be longer than expected, resulting in delays in projected sales or failure to make such sales; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; Precision’s ability to implement its long range business plan for various applications of its technology; Precision’s ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of Precision’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of Precision’s financial position. See Precision’s most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:
Investor Relations
CORE IR
Bret Shapiro
(212) 896-1203
brets@coreir.com

Media
Jules Abraham
CORE IR
julesa@coreir.com
917-885-7378